Exhibit 10.5

October 28, 2025

Dear [ ]:

In recognition of your contributions to FuboTV Inc. (the “Company”) and to encourage and incentivize you to remain employed by the Company, we are delighted to provide you with the special retention compensation described in this letter agreement (this “Agreement”), subject to the terms of this Agreement. If the Closing does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect. Defined terms used in this Agreement without definition shall have the meanings given to such terms in the Business Combination Agreement dated as of January 6, 2024, by and among the Company, The Walt Disney Company and Hulu, LLC. At the Closing, you shall receive a retention award in the aggregate amount of $[ ], 25% of which will be in the form of cash (the “Retention Bonus”) and 75% of which will be in the form of equity (the “Retention RSUs”), subject to the terms set forth herein.

Cash Retention Bonus

Specifically, you shall receive a Retention Bonus in the amount of $[ ], which shall be paid in a cash lump sum on or as soon as practicable following the Closing Date, subject to your continued employment through the Closing Date (except as provided below). If your employment is terminated without Cause or you resign for Good Reason (each as defined below), in either case, prior to the Closing Date, you shall receive the Retention Bonus, on or as soon as practicable following the Closing Date, subject to your execution of a general release of claims in the form required under the Applicable Severance Arrangement (as defined below) (as applicable, the “Release”), which Release must become effective within 60 days following your termination. For the avoidance of doubt, if your employment is terminated for any reason on or following the Closing Date and prior to the payment date of the Retention Bonus, you shall receive the Retention Bonus.

Retention RSUs

In addition, you will be granted a Retention RSU award of $1,875,000 in the Company’s restricted stock units (“RSUs”) on or as soon as practicable following the Closing Date, subject to your continued employment through the date of grant (except as provided below). The Retention RSUs shall vest as to 33% of the award on the first anniversary of the Closing Date, and the remainder (67%) shall vest on the second anniversary of the Closing Date, subject to your continued employment through the applicable vesting date (except as provided below).

If your employment is terminated without Cause or you resign for Good Reason, in either case, prior to the grant of the Retention RSUs, you shall receive the Retention RSUs on or as soon as practicable following the Closing Date (which shall be fully vested upon grant), subject to your agreement to provide transitional consulting services of at least ten hours per month (subject to your other obligations) through the grant date (such period from the date of your termination of employment described in this sentence through the grant date of the Retention RSUs, the “Consulting Period”) as requested by the Company. If your termination without Cause or resignation for Good Reason occurs following the grant of the Retention RSUs, you shall fully vest in your Retention RSUs upon such termination, subject to your execution of the Release.

Exhibit 10.5

The number of shares of the Company’s Common Stock subject to the Retention RSUs will be determined by dividing (1) the value of the Retention RSUs described in the third paragraph of this Agreement by (2) the volume weighted average price per share of the Company’s Common Stock for the 30 days preceding the Closing Date; provided, however, that if the number of shares remaining available for issuance under the Company’s 2020 Equity Incentive Plan (“2020 Plan”) as of the Closing Date is not sufficient to cover such number of shares of Common Stock issuable to you under the Retention RSUs, then your Retention RSUs (or any portion thereof that cannot be satisfied in shares of the Company’s Common Stock) shall instead provide for settlement in cash based on the fair market value per share of the Company’s Common Stock on the applicable settlement date unless there are sufficient shares reserved for issuance under the 2020 Plan at the time of settlement. If for any reason the Company is prohibited by applicable law or the terms of the 2020 Plan from granting the Retention RSUs to you as provided in this Agreement, the Company will instead pay to you cash payments economically equivalent to the value you would have received upon vesting and settlement of the Retention RSUs described in the third paragraph of this Agreement had the Retention RSUs been granted to you, in accordance with the vesting schedule set forth herein (subject to any applicable acceleration as provided herein).

You hereby acknowledge and agree (a) to provide transition consulting services to the Company during the Consulting Period, (b) that the Consulting Period shall automatically terminate on the grant date of the Retention RSUs but may be terminated earlier either (i) by you, upon 30 days’ written notice to the Company or (ii) by the Company immediately in the event of your material breach of this Agreement or any restrictive covenants contained herein or to which you are otherwise subject (subject to any applicable notice and cure requirements), (c) in the event the Consulting Period terminates prior to the grant date of the Retention RSUs for any reason, the Retention RSUs shall not be granted, and (d) your sole compensation from the Company for any service during the Consulting Period shall be the grant of the Retention RSUs.

For purposes of this Agreement, the “Applicable Severance Arrangement” means the [ ].

For purposes of this Agreement, the terms “Cause” and “Good Reason” will have the meanings given to such terms in the Applicable Severance Arrangement, as amended by your executed acknowledgement dated January 6, 2025, attached hereto as Exhibit A (the “Acknowledgment”).

Restrictive Covenants

In consideration for the Retention Bonus and the Retention RSUs, you agree to be bound by the restrictive covenants set forth in Exhibit B.

Miscellaneous

All amounts paid to you hereunder shall be subject to applicable tax withholding. You and the Company acknowledge and agree that all provisions of this Agreement shall be governed by and construed in accordance with the laws of [ ] exclusively and without reference to principles of conflicts of laws. The Company and you irrevocably submit to the exclusive

Exhibit 10.5
jurisdiction of any state or federal court located in [ ], over any matter related to this Agreement.

The parties intend that any amounts payable under this Agreement comply with or are exempt from Section 409A of the Code (“Section 409A”), and this Agreement shall be administered accordingly. Each payment contemplated by this Agreement will be treated as a separate payment for purposes of Section 409A. However, in no event will the Company reimburse you, or otherwise be responsible for, any taxes or costs that may be imposed on you as a result of Section 409A.

Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s rights and obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

No provision of this Agreement may be modified unless the modification is agreed to in writing by you and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

FuboTV Inc.

__________________________
Name: [ ]
Title: [ ]
Employee:

__________________________
[ ]

Exhibit 10.5

EXHIBIT A
Good Reason Acknowledgment Letter

[Attached]

Exhibit 10.5
EXHIBIT B
Non-Compete Restrictions

[Attached]

Exhibit 10.5
SCHEDULE I TO EXHIBIT 10.5

As of the date of filing this report, the Company has entered into this form of Retention Agreement with the executive officers of the Company listed below. In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only the form of such agreement as the agreements are substantially identical in all material respects, except as to the parties thereto and, in Section 3(a)(ii) of the agreements, the percentage of annual base salary and target annual cash bonus included in the severance payment. The Company agrees to furnish the agreements at the request of the SEC.

Name	Retention Award ($)
David Gandler	5,500,000
John Janedis	2,000,000
Alberto Horihuela Suarez	4,500,000